EXHIBIT 10.2

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made as of [date] between Leggett & Platt, Incorporated, (the “Company”) and [Director] (the “Director”).

1. Award. The Company grants to the Director [    ] shares of the Company’s $.01 par value common stock (the “Restricted Stock”) subject to the terms of this Agreement.

2. Vesting. Except as provided in Section 4, the shares of Restricted Stock subject to this Agreement will vest in their entirety the day before the Company’s [            ] Annual Meeting of Shareholders (the “Vesting Date”).

3. Stock Certificates. A certificate for the Restricted Stock, registered in the Director’s name, will be issued and held in escrow by the Secretary of the Company (the “Escrow Agent”) until the Restricted Stock has vested in accordance with Section 2 or upon the occurrence of one of the events contemplated by Section 4(b). The Company may instruct its transfer agent to place a restrictive legend on the certificate or otherwise note in the Company’s records the restrictions on transfer set forth in this Agreement. Upon vesting, the Escrow Agent will deliver the certificate to the Director free of restriction.

4. Forfeiture or Early Vesting Upon Termination of Service.

a.	Except as provided in Section 4(b), if the Director’s service as a Director of the Company terminates before the Vesting Date, the Director will forfeit all shares of the Restricted Stock. Forfeited shares of Restricted Stock will automatically be transferred back to and reacquired by the Company at no cost to the Company.

b.	If the Director’s service as a Director of the Company is terminated due to death or Disability (as defined below), the Restricted Stock will fully vest as of the date of such termination. If the Director is deceased when the shares are released from escrow, the Escrow Agent will deliver the certificate to the Director’s beneficiary, or in the absence of a beneficiary, to the administrator or executor of the Director’s estate. “Disability” means the inability to substantially perform the requisite duties and responsibilities of a Director by reason of any accident or illness that can be expected to result in death or to last for a continuous period of not less than 1 year.

5. Transferability. The Restricted Stock may not be transferred, assigned, pledged or otherwise made subject to any encumbrance until it has vested.

6. Rights as Shareholder. The Director will have all rights of a shareholder prior to the vesting of the Restricted Stock, including the right to vote the shares and receive any dividends that may be paid on Company common stock.

7. Plan Controls. This Agreement is subject to all terms and provisions of the 1989 Flexible Stock Plan (the “Plan”), which is incorporated by reference. In the event of any conflict, the Plan will control over this Agreement. Upon request, a copy of the Plan will be furnished to the Director.

Accepted and Agreed:	LEGGETT & PLATT, INCORPORATED

By:
[Director]

Designation of Beneficiary (optional):

I designate the following person as my beneficiary of this Restricted Stock

Name of Beneficiary